Exhibit 99.1

FIS Increases its Unsecured Revolving Credit Facility and Establishes a European Commercial Paper Program

May 29, 2019

•	Revolving Credit Facility increased from $4.0 billion to $5.5 billion

•	U.S. Commercial Paper Program increased from $4.0 billion to $5.5 billion

•	European Commercial Paper Program of $4.7 billion

•	Weighted average interest rate on the $11.1 billion of permanent financing for the Worldpay transaction is expected to be approximately 1.5%

JACKSONVILLE, Fla.—(BUSINESS WIRE)—May 29, 2019— FIS ™ (NYSE:FIS), a global leader in financial services technology, today announced that it has completed an amendment of its existing Revolving Credit Facility that increases its borrowing capacity under the unsecured revolving facility from $4.0 billion to $5.5 billion with the expiration of the agreement remaining September 21, 2023. Consistent with the increase in its Revolving Credit Facility, FIS has increased the capacity under its existing U.S. Commercial Paper (“USCP”) program to $5.5 billion.

Additionally, FIS has established a new European Commercial Paper (“ECP”) program under which it may issue, on a private placement basis, senior unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $4.7 billion. Under the ECP program, FIS may issue notes from time to time, with maturities that vary, but do not exceed 183 days from the date of issue.

FIS intends on using approximately $2.9 billion in borrowings under the ECP and USCP programs, together with the proceeds from its recently completed $8.2 billion multi-currency bond offering, to finance the cash portion of the consideration for its pending merger with Worldpay, Inc. (“Worldpay”), the repayment of outstanding Worldpay debt and other costs and expenses of the merger.

Based on the recent bond offering and new ECP program, FIS now expects the weighted average interest rate on the permanent financing of the $11.1 billion used for the Worldpay transaction to be approximately 1.5%.

JPMorgan Chase Bank, N.A., acts as Administrative Agent under the Revolving Credit Facility.

About FIS

FIS is a global leader in financial services technology, with a focus on retail and institutional banking, payments, asset and wealth management, risk and compliance, and outsourcing solutions. Through the depth and breadth of its solutions portfolio, global capabilities and domain expertise, FIS serves more than 20,000 clients in over 130 countries. Headquartered in Jacksonville, Fla., FIS employs more than 47,000 people worldwide and holds leadership positions in payment processing, financial software and banking solutions. Providing software, services and outsourcing of the technology that empowers the financial world, FIS is a Fortune 500 company and is a member of Standard & Poor’s 500® Index.

Statement Regarding Forward-Looking Information

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or “Securities Act” and Section 21E of the Securities Exchange Act of 1934, as amended, or “Exchange Act,” including statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, business and market conditions, outlook and our future financial and operating results and debt. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms, and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:

•	the risk of changes in prevailing interest rates for commercial paper from those currently available, either as of the time of the merger or as of the time any such borrowings are refinanced;

•

the risk of disruptions in the markets for commercial paper, or adverse credit events with respect to FIS or Worldpay, that could make the anticipated commercial paper borrowings more expensive or unavailable;

•	the risk that the transactions described herein will not be completed or will not provide the expected benefits, or that we will not be able to achieve the cost or revenue synergies anticipated;

•	the risk that the integration of FIS and Worldpay, Inc. (“Worldpay”) will be more difficult, time-consuming or expensive than anticipated;

•	the risk of customer loss or other business disruption in connection with the transaction, or of the loss of key employees;

•	the possible occurrence of an event, change or other circumstance that would give rise to the termination of the merger agreement;

•	the fact that unforeseen liabilities of FIS or Worldpay may exist;

•	the risk of doing business internationally;

•

changes in general economic, business and political conditions, including the possibility of intensified international hostilities, acts of terrorism, changes in either or both the United States and international lending, capital and financial markets and currency fluctuations;

•

the effect of legislative initiatives or proposals, statutory changes, governmental or other applicable regulations and/or changes in industry requirements, including privacy and cybersecurity laws and regulations;

•

the risks of reduction in revenue from the elimination of existing and potential customers due to consolidation in, or new laws or regulations affecting, the banking, retail and financial services industries or due to financial failures or other setbacks suffered by firms in those industries;

•	changes in the growth rates of the markets for the solutions of FIS and Worldpay;

•	failures to adapt such solutions to changes in technology or in the marketplace;

•

internal or external security breaches of systems, including those relating to unauthorized access, theft, corruption or loss of personal information and computer viruses and other malware affecting our software or platforms, and the reactions of customers, card associations, government regulators and others to any such events;

•

the risk that implementation of software (including software updates) for customers or at customer locations or employee error in monitoring software and platforms may result in the corruption or loss of data or customer information, interruption of business operations, outages, exposure to liability claims or loss of customers;

•	the reaction of current and potential customers to communications from us or regulators regarding information security, risk management, internal audit or other matters;

•

competitive pressures on pricing related to the decreasing number of community banks in the U.S., the development of new disruptive technologies competing with one or more of our solutions, increasing presence of international competitors in the U.S. market and the entry into the market by global banks and global companies with respect to certain competitive solutions, each of which may have the impact of unbundling individual solutions from a comprehensive suite of solutions we provide to many of our customers;

•	the failure to innovate in order to keep up with new emerging technologies, which could impact the merged companies’ solutions and ability to attract new, or retain existing, customers;

•	the failure to meet financial goals to grow business in Brazil after the unwinding of FIS’ Brazilian Venture;

•	the risks of reduction in revenue from the loss of existing and/or potential customers in Brazil after the unwinding of FIS’ Brazilian Venture;

•	an operational or natural disaster at one of our major operations centers; and

•

other risks detailed elsewhere in the two companies’ annual reports on Form 10-K for the year ended December 31, 2018, in our quarterly report on Form 10-Q for the quarterly period ended March 31, 2019 and in our and their other filings with the Securities and Exchange Commission.

Other unknown or unpredictable factors also could have a material adverse effect on our business, financial condition, results of operations and prospects. Accordingly, readers should not place undue reliance on these forward-looking statements. These forward-looking statements are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. Except as required by applicable law or regulation, we do not undertake (and expressly disclaim) any obligation and do not intend to publicly update or review any of these forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication is being made in respect of the proposed merger transaction between FIS and Worldpay. In connection with the proposed merger, on April 15, 2019, FIS filed with the SEC a registration statement on Form S-4, which includes the joint proxy statement of FIS and Worldpay and a prospectus of FIS, as well as other relevant documents regarding the proposed transaction. A definitive joint proxy statement/prospectus will be sent to FIS shareholders and Worldpay stockholders once the registration statement becomes effective. INVESTORS ARE URGED TO READ THE REGISTRATION STATEMENT AND THE JOINT PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the joint proxy statement/prospectus, as well as other filings containing information about FIS and Worldpay, may be obtained at the SEC’s website ( http://www.sec.gov). You will also be able to obtain these documents, free of charge, from FIS at www.investor.fisglobal.com or by emailing info.investorrelations@fisglobal.com or from Worldpay at http://investors.worldpay.com/ and http://www.investor.fisglobal.com

/investoroverview.

Participants in the Solicitation

FIS and Worldpay and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from FIS shareholders and Worldpay stockholders in respect of the transaction described in the joint proxy statement/prospectus. Information regarding FIS’ directors and executive officers is contained in FIS’ Proxy Statement on Schedule 14A, dated April 12, 2019, which is filed with the SEC. Information regarding Worldpay’s directors and executive officers is contained in Worldpay’s Proxy Statement on Schedule 14A, dated April 3, 2019, which is filed with the SEC. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed merger when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

View source version on businesswire.com: https://www.businesswire.com/news/home/20190529006013/en/

Source: Fidelity National Information Services

Fidelity National Information Services

Kim Snider, 904.438.6278

Senior Vice President

FIS Global Marketing and Communications

kim.snider@fisglobal.com

or

Peter Gunnlaugsson, 904.438.6603

Senior Vice President

FIS Investor Relations

peter.gunnlaugsson@fisglobal.com